Exhibit 99.1

Inergy Reports Solid First Quarter Results

********************

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (February 2, 2010) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended December 31, 2009, the first quarter of fiscal 2010.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $106.3 million for the quarter ended December 31, 2009, an increase of $4.3 million, or approximately 4% from $102.0 million for the quarter ended December 31, 2008. Net income attributable to controlling partners, excluding certain items as discussed below, was $46.0 million for the quarter ended December 31, 2009, or $0.49 per diluted limited partner unit, and $58.3 million or $0.92 per diluted limited partner unit in the same quarter of last year.

As previously announced, the Board of Directors of Inergy’s managing general partner increased Inergy’s quarterly cash distribution to $0.685 per limited partner unit ($2.74 annually) for the quarter ended December 31, 2009. This represents an approximate 6% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 12, 2010.

“Our first quarter operating and financial performance was right on target, building on our track record of delivering stable, predictable results,” said John Sherman, President and CEO of Inergy. “Our recently announced acquisitions are performing well, and our natural gas business continues to execute its growth objectives. These accomplishments further position us to achieve our full-year objectives; and when coupled with our recent capital markets activity, Inergy is very well positioned from a balance sheet perspective to execute our growth strategy on behalf of unitholders.”

In the quarter ended December 31, 2009, retail propane gallon sales were 102.5 million gallons compared to 104.4 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $110.0 million for the quarter ended December 31, 2009, compared to $120.7 million for the quarter ended December 31, 2008. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $30.7 million in the quarter ended December 31, 2009, compared to $32.0 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $32.5 million for the quarter ended December 31, 2009, from $22.0 million for the same quarter in the prior year.

Exclusions from net income attributable to controlling partners discussed above included losses of $2.0 million and $0.7 million on the disposal of excess property, plant, and equipment during the three months ended December 31, 2009 and 2008, respectively. Also excluded from net income and gross profit discussed above was a non-cash gain of $2.0 million and a non-cash charge of $0.4 million during the three months ended December 31, 2009 and 2008, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

For the quarter ended December 31, 2009, operating and administrative expenses decreased to $68.5 million compared to $72.8 million in the same period of fiscal 2009.

As previously disclosed, inclusive of the partial year contribution of its recently closed acquisitions, Inergy increased its Adjusted EBITDA guidance to a range of $340 million to $350 million from a range of $313 million to $332 million for the full fiscal year ended September 30, 2010.

Inergy Holdings, L.P.

As discussed above, the $0.685 per limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $20.0 million with respect to the first fiscal quarter of 2010. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.94 per limited partner unit, or $3.76 on an annualized basis. This represents an approximate 39% increase over the $0.675 per limited partner unit paid for the same quarter of the prior year. The distribution will be paid on February 12, 2010.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, February 2, 2010, to discuss results of operations for the first fiscal quarter of 2010 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 52323599.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business; a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of fixed assets, and long-term incentive and equity compensation expenses. Item 6 to the Partnership’s Annual Report on Form 10-K provides a historical reconciliation of net income to EBITDA and Adjusted EBITDA.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or ability to service debt obligations. We believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, we believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to make the minimum quarterly distribution and are presented solely as a supplemental measure. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our Adjusted EBITDA guidance and our business outlook. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2009 and 2008

(in millions, except per unit data)

	Three Months Ended December 31,
	2009	2008
	(Unaudited)
Revenue:
Propane	$372.3	$409.2
Other	129.4	124.8

	501.7	534.0
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	252.3	283.2
Other	74.2	76.5

	326.5	359.7
Gross profit	175.2	174.3
Expenses:
Operating and administrative	68.5	72.8
Depreciation and amortization	37.1	26.3
Loss on disposal of assets	2.0	0.7

Operating income	67.6	74.5

Other income (expense):
Interest expense, net	(21.1)	(16.8)

Income before income taxes	46.5	57.7
Provision for income taxes	0.1	0.1

Net income	46.4	57.6
Net income attributable to non-controlling partners in ASC’s consolidated net income	0.4	0.4

Net income attributable to controlling partners	$46.0	$57.2

Partners’ interest information:
Non-managing general partner and affiliate interest in net income	$16.6	$11.3

Total limited partners’ interest in net income	$29.4	$45.9

Net income per limited partner unit:
Basic	$0.49	$0.90

Diluted	$0.49	$0.90

Weighted average limited partners’ units outstanding (in thousands):
Basic	59,837	51,084

Diluted	59,885	51,096

	Three Months Ended December 31,
	2009	2008
	(Unaudited)
Supplemental Information:

Retail gallons sold	102.5	104.4

Cash and cash equivalents	$15.8	$18.9

Outstanding debt:
Working capital facility	$25.0	$116.0
Acquisition facility	245.0	212.0
Senior unsecured notes	1,050.0	825.0
Fair value hedge adjustment on senior unsecured notes	5.0	8.3
Net bond premium (discount) (e) (g)	(15.6)	3.7
ASC credit agreement	7.7	10.1
Other debt	25.8	19.8

Total debt	$1,342.9	$1,194.9

Total partners’ capital	$803.0	$624.6

EBITDA:
Net income attributable to controlling partners	$46.0	$57.2
Interest expense, net	21.1	16.8
Interest of non-controlling partners in ASC’s consolidated ITDA(f)	(0.1)	(0.1)
Provision for income taxes	0.1	0.1
Depreciation and amortization	37.1	26.3

EBITDA (a)	$104.2	$100.3
Non-cash (gain) loss on derivative contracts	(2.0)	0.4
Loss on disposal of assets	2.0	0.7
Long-term incentive and equity compensation expense	2.1	0.6

Adjusted EBITDA (a)	$106.3	$102.0

Distributable cash flow:
Adjusted EBITDA (a)	$106.3	$102.0
Cash interest expense (b)	(20.0)	(16.2)
Maintenance capital expenditures (c)	(2.3)	(1.5)
Income tax expense	(0.1)	(0.1)

Distributable cash flow (d)	$83.9	$84.2

EBITDA:
Net cash provided by operating activities	$49.1	$11.4
Net changes in working capital balances	39.5	74.0
Provision for doubtful accounts	0.9	0.4
Amortization of deferred financing costs and net bond discount	(1.9)	(0.6)
Long-term incentive and equity compensation expense	(2.1)	(0.6)
Loss on disposal of assets	(2.0)	(0.7)
Interest of non-controlling partners in ASC’s consolidated EBITDA	(0.5)	(0.5)
Interest expense, net	21.1	16.8
Provision for income taxes	0.1	0.1

EBITDA	$104.2	$100.3
Non-cash (gain) loss on derivative contracts	(2.0)	0.4
Long-term incentive and equity compensation expense	2.1	0.6
Loss on disposal of assets	2.0	0.7

Adjusted EBITDA	$106.3	$102.0

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets and long-term incentive and equity compensation expenses. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, we believe that EBITDA and Adjusted EBITDA provide additional information for evaluating our ability to make the minimum quarterly distribution and are presented solely as supplemental measures. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.
(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2009 and 2008

(in millions, except per unit data)

	Three Months Ended December 31,
	2009	2008
	(Unaudited)

Revenue:
Propane	$372.3	$409.2
Other	129.4	124.8

	501.7	534.0

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	252.3	283.2
Other	74.2	76.5

	326.5	359.7

Gross profit	175.2	174.3

Expenses:
Operating and administrative	68.7	73.0
Depreciation and amortization	37.1	26.3
Loss on disposal of assets	2.0	0.7

Operating income	67.4	74.3

Other income (expense):
Interest expense, net	(21.3)	(17.2)

Income before gain on issuance of units in Inergy, L.P. and income taxes	46.1	57.1
Gain on issuance of units in Inergy, L.P.	—	0.3
Provision for income taxes	(0.3)	(0.5)

Net income	45.8	56.9
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	28.9	42.1
Net income attributable to non-controlling partners in ASC’s consolidated net income	0.4	0.4

Net income attributable to controlling partners	$16.5	$14.4

Total limited partners’ interest in net income	$16.5	$14.4

Net income per limited partner unit:
Basic	$0.81	$0.71

Diluted	$0.80	$0.71

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,302	20,240

Diluted	20,584	20,240